Exhibit 99.1

TransDigm Completes Acquisition of Extant Aerospace

CLEVELAND, April 24, 2018/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of Extant Components Group Holdings, Inc. (“Extant”), a portfolio company of Warburg Pincus LLC, for approximately $525 million. TransDigm financed the acquisition with cash on hand. The acquisition of Extant was previously announced on March 19, 2018.
Located in Melbourne, Florida, Extant provides a broad range of proprietary aftermarket products and repair and overhaul services to the aerospace and defense end markets. The company currently owns or exclusively licenses in excess of 2,500 assemblies and sub-assemblies on over 70 active platforms. Extant employs more than 170 people and expects to generate revenue of approximately $85 million for the fiscal year ending September 2018. Extant derives 80% of its revenue from the aftermarket, with nearly all of the revenue from proprietary and sole source products. The revenue is generated from a mix of military and commercial applications, with the majority of the revenue coming from the military end market.

About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," or "continue" and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm's actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm's Annual Report on Form 10-K and other reports that TransDigm or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com